Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Cal R. Hoagland

Senior Vice President &

Chief Financial Officer

(650) 314-2533

choagland@iwv.com

www.iwv.com

interWAVE Announces Third-Quarter Fiscal 2004 Results

•                                          interWAVE’s revenues increase by 48 percent compared to the prior fiscal year’s third quarter

•                                          interWAVE’s nine-month fiscal year-to-date revenues increase by 44 percent compared to the prior fiscal year’s comparable nine months

•                                          Gross profit increases by 208 percent over the prior fiscal year’s third quarter

•                                          Gross margin increases to 52.3 percent compared to 25.1 percent for the prior fiscal year’s third quarter

•                                          Net loss decreases by 79 percent from the prior fiscal year’s third quarter loss

•                                          New business highlights include $20.9 million in contract wins

MOUNTAIN VIEW, Calif. – May 5, 2004 - interWAVE® Communications International, Ltd. (Nasdaq: IWAV), a pioneer in compact wireless voice and data communications systems, today announced financial results for the third fiscal 2004 quarter ended March 31, 2004.

Revenues for the quarter increased by 48 percent to $9.7 million compared to $6.6 million in the comparable quarter last year. interWAVE reported a net loss of $1.1 million, or $(0.13) per share, compared to a net loss of $5.5 million, or $(0.81) per share in the comparable quarter last year, a 79 percent decrease in the net loss reported in the comparable quarter of fiscal 2003. Net losses per share have been retroactively adjusted to reflect interWAVE’s one-for-ten reverse stock split which was effected on April 30, 2003.

Erwin Leichtle, president and chief executive officer of interWAVE, commented, “We are very pleased with our continuing operating progress as reflected in the comparable quarter comparisons and the year-to-date comparisons versus last year. We have focused on driving sales, increasing our gross margins and keeping a tight rein on operating expenses over the past six quarters.”

“For the nine-month period ended March 31, 2004, we have increased revenues by 44 percent versus the comparable nine-month period of fiscal 2003.  We believe we are enjoying some of the highest gross margins in our industry, up significantly from last year.  We are achieving these results while cutting our combined operating expenses by 24 percent versus the comparable nine-month period of fiscal 2003.”

“We remain keenly focused on our long-term goal of achieving consistent profitability as we successfully execute our strategic business plan,” he continued.  “To that goal, we have recently implemented additional cost reductions in late April and early May 2004 to further decrease both cost of revenues and operating expenses going forward.  While we have implemented these cost reductions, we plan to add additional sales personnel and to strengthen our focus to further drive for increased orders and revenues.”

Mr. Leichtle continued, “The worldwide addressable markets for our GSM and CDMA products exceed $35 billion annually, and are continuing to grow. As we progress in developing new customers and driving sales, improving our cost structure, and expanding margins, we believe the long-term outlook for the Company looks very promising. We look forward, with great anticipation, to the opportunities that lie ahead.”

During the quarter, 22 percent of interWAVE’s revenues resulted from arrangements with new customers.  interWAVE provided products and services to 7 new customers during the third quarter.

Revenues for the nine months ended March 31, 2004 increased 44 percent to $30.9 million compared to $21.5 million in the comparable nine-month period of fiscal 2003. interWAVE reported a net loss decrease of 76 percent to $5.6 million, or $(0.74) per share, compared to a net loss of $23.1 million, or $(3.59) per share, for the comparable nine months of fiscal 2003.

interWAVE’s combined cash balances at the end of the third quarter were $7.5 million.

New Business Highlights

Erwin Leichtle continued, “It is our observation that anyone who can afford a mobile phone buys one.  There are over one billion mobile subscribers to date, and we anticipate a large number will be added within the next several years – many in our marketplace – emerging markets and specialty networks.  Our products offer our customers rapid cost-effective infrastructure deployment, usually a significant price advantage over our competition.”  Recent new business highlights include:

•                    interWAVE has secured a multi-year contract with a total contract value of $14 million with AT&T Wireless through December 2006.  This frame contract is for the deployment of GSM as well as a major North American cellular technology for use on cruise ships, and will allow passengers to make and receive calls from their own cellular phones while cruising the world’s oceans and seas. AT&T has formed a joint venture with Florida based Maritime Telecommunications Network who provide satellite and telecommunications services to 90% of the world’s cruise ships. The contract covers 80 to 100 ships, each with over 2,000 passengers, with 10 to 15 ships expected to be functional with this technology by the end of this calendar year.

•                    A major non-governmental organization has purchased our containerized rapid deployment solution. This contract, previously unannounced, is for $3.8 million.  We understand that our containerized solutions will be deployed in volatile areas around the world. Mr. Leichtle commented, “We believe we won this contract based on our expertise in containerized and vehicle solutions, along with our local switching and compressed satellite back haul technology.”

•                    We have signed a $3.1 million contract with a major regional operator in the Caribbean and Latin America, and are awaiting receipt of our first purchase order under that contract.  This frame contract, previously unannounced, is for the turnkey supply of our GSM products and will be our first complete network win in Latin America. This contract was won in competition with Alcatel. Mr. Leichtle commented, “We believe that winning this contract demonstrates that we can compete with our major GSM competitors.” We expect over the next few quarters to deploy our equipment in other properties that this customer owns in the region.

•                    We have entered into a cross marketing agreement with Centregate to provide affordable GSM and CDMA services to the North American market.  Centregate has introduced a hosted infrastructure business model that is intended to provide a cost effective pay-as-you-grow service to cellular operators in North America who want to introduce a GSM or CDMA roaming overlay network. This solution addresses the cost issues that prevented many operators from deploying new 2.5G services requested by their roaming partners. We also see a market for this business model in the Caribbean and Mexico.

Management’s Teleconference To Be Held Wednesday May 5, 2004

interWAVE management’s teleconference will be held Wednesday May 5, 2004 at 1:15 p.m. PT / 4:15 p.m. ET, and will be web cast live for all investors.  Interested parties can access the call by dialing (877) 858-9308 or (706) 643-0580 (international) or by accessing the web cast at www.iwv.com. A replay of the call will be available at (800) 642-1687 or (706) 645-9291 (international), access number 6986186 for 3 days following the call. To listen to the web cast or its replay, go to the Investor Relations page of the interWAVE Communications site at www.iwv.com and click on the web cast link.

The Company

interWAVE Communications International, Ltd. (Nasdaq:IWAV) is a global provider of compact network solutions and services that offer innovative, cost-effective and scalable networks allowing operators to “reach the unreached.”  interWAVE solutions provide economical, distributed networks intended to minimize capital expenditures while accelerating customers’ revenue generation.  These solutions feature a product suite for the rapid and simple deployment of end-to-end compact cellular systems.  interWAVE’s portable, mobile cellular networks provide vital and reliable wireless communications capabilities for customers in over 50 countries.  The Company’s U.S. subsidiary is headquartered at 2495 Leghorn Street, Mountain View, California, and can be contacted at www.iwv.com or at (650) 314-2500.

Editor’s Note: interWAVE is a registered trademark of interWAVE Communications International, Ltd.

Forward Looking Statements

This news release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause the results of interWAVE Communications International, Ltd. to differ materially from management’s current expectations. These risks and uncertainties include, but are not limited to, the risks relating to interWAVE’s history of losses, the expectation of future losses, potential noncompliance with Nasdaq National Market continued listing requirements, potential lack of liquidity and capital resources, reliance on a small number of customers, complexity of products, difficulties in introducing new or enhanced products, compliance with regulations and evolving industry standards, long sales cycles, intense competition, management of global operations, the ability to retain and motivate key employees, and acquisition related risk factors including potential asset impairment, dilution of shares outstanding, cash outflow for acquisitions, increases in debt absorbed and potential post-acquisition employee retention, as well as the Risk Factors discussed in the filings and reports made from time to time by interWAVE with the Securities and Exchange Commission.

—Financial Statements Attached—

###

interWAVE Communications International, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data - Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003

Net revenues	$9,710	$6,580	$30,882	$21,485
Cost of revenues	4,633	4,929	16,075	17,600

Gross profit	5,077	1,651	14,807	3,885

Operating expenses
Research and development	2,281	3,253	6,856	10,948
Selling, general and administrative	4,003	3,933	13,770	15,150
	6,284	7,186	20,626	26,098
Amortization of deferred stock compensation	—	79	—	194
Gains on asset sales	—	(332)	(809)	(227)
Restructuring charges	4	79	436	715
	4	(174)	(373)	682

Total operating expenses	6,288	7,012	20,253	26,780

Loss from operations	(1,211)	(5,361)	(5,446)	(22,895)

Interest income (expense), net	(11)	(44)	(84)	82
Other income (expense), net	41	85	(137)	59

Loss before income taxes	(1,181)	(5,320)	(5,667)	(22,754)

Benefit from (provision for) income taxes	61	(139)	57	(356)

Net loss	$(1,120)	$(5,459)	$(5,610)	$(23,110)

Net loss per share, basic and diluted	$(0.13)	$(0.81)	$(0.74)	$(3.59)

Weighted average common shares outstanding, basic and diluted – Note 1	8,342	6,733	7,550	6,429

Note 1 – Reverse Stock Split

The condensed consolidated financial statements for the three month and nine month periods ended March 31, 2004 and 2003 have been retroactively adjusted for a one for ten reverse stock split effective April 30, 2003.

interWAVE Communications International, Ltd.

Condensed Consolidated Balance Sheets

(In thousands, Unaudited)

	March 31,	June 30,
	2004	2003
Assets:
Current assets:
Cash and cash equivalents (including restricted cash, current portion)	$7,401	$4,478
Trade receivables, net	6,540	6,584
Inventories, net	7,477	8,058
Prepaids and other current assets	1,982	2,421
Total current assets	23,400	21,541

Restricted cash, long term portion	103	147
Property and equipment, net	3,008	4,321
Intangible assets, net	6,187	7,150
Other assets	11	118
Total assets	$32,709	$33,277

Liabilities and Shareholders’ Equity:
Current liabilities:
Short-term borrowings	$2,500	$1,000
Accounts payable	6,473	5,324
Accrued expenses	3,652	5,692
Accrued compensation	1,555	2,193
Income taxes payable	404	417
Accrued restructuring expenses	1,279	1,915
Deferred revenue	414	2,080
Customer prepayments	4,824	1,567
Current portion of notes and leases payable	455	786
Total current liabilities	21,556	20,974

Other long term liabilities	1,039	2,284
Total liabilities	22,595	23,258

Shareholders’ equity:
Common stock	343,900	338,292
Accumulated deficit	(332,521)	(326,911)
Other	(1,265)	(1,362)
Total shareholders’ equity	10,114	10,019

Total liabilities and shareholders’ equity	$32,709	$33,277